Exhibit 99.2

February 8, 2007
Mr. Robert J. Larison, Jr.
President and Chief Executive Officer
Atlantic Coast Federal Corp
P.O. Box 1256
Waycross, GA 31502-1256
Dear Bob:
     This letter sets forth the agreement between Atlantic Coast Federal Corp (“Atlantic Coast” or the “Company”) and McAuliffe Financial, LLC (“McAuliffe Financial”), whereby Atlantic Coast has engaged McAuliffe Financial to assist in the preparation of business plan for both the Bank and the Holding Company of Atlantic Coast. The focus of the plan will be the preparation of a regulatory business plan designed to address regulatory issues relating to the Company pursuing a second step conversion. We envision our services will provide the following:
1.	An Executive Summary prepared in a format that summarizes the content of the plan. This summary will initially be utilized as a draft submission to the regulatory agency in seeking regulatory approval to move forward with the plan of conversion.

2.	A Description of the Company’s Business including market niche, corporate structure, a financial analysis of the Company’s current condition, a review of strengths and weaknesses and an overview of the Company’s expansion plans.

3.	A Marketing Plan that will include a description of product strategy, a market area analysis, a review of the economic forecast and an examination of the competitive environment.

4.	A Management Plan that provides an organizational structure, list of committees and addresses management succession.

5.	A Description of Records, Systems and Controls.

6.	A Financial Management Plan that will address capital needs, earnings, use of conversion proceeds, growth, liquidity needs, interest rate risk, credit risk and a dividend policy.

7.	A description of the Company’s plan to Monitor and Revise the Plan as necessary.

8.	Extensive Financial Projections that will include Bank only projections, Holding Company only projections, consolidated projections and projections consistent with the Bank’s quarterly Thrift Financial Report (“TFR”) format.
     Atlantic Coast agrees to pay McAuliffe Financial for its services to prepare the business plan and to reimburse McAuliffe Financial for certain expenses necessary and incident to the completion of the plan including travel. Professional fees for our services are $30,000 for the business plan. Payment of the business plan fees shall be made according to the following schedule:

McAuliffe Financial, LLC 19457 Olson Ave.,	Lake Oswego, OR 97034,	971-244-2555

Mr. Robert J. Larison
February 8, 2007

o	$5,000 upon execution of this letter of agreement; and

o	$25,000 upon delivery of the business plan report.
     In the event the Company shall, for any reason, discontinue its need for a business plan, the Company agrees to compensate McAuliffe Financial according to McAuliffe Financial’s standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed $30,000.
     If, during the course of the Company’s business planning process, unforeseen events occur so as to materially change the nature of the work content of the services described in this contract, the terms of said contract shall be subject to renegotiation by the Company and McAuliffe Financial. Such unforeseen events shall include, but not be limited to, major changes in OTS’ procedures as they relate to business plans, major changes in management, a merger with another financial institution, operating policies or financial condition.
     The Company and McAuliffe Financial hereby agree to the following:
     1. The Company agrees to supply to McAuliffe Financial such information with respect to its business and financial condition as McAuliffe Financial may reasonably request in order to provide the aforesaid business plan. Such information heretofore or hereafter supplied or made available to McAuliffe Financial shall include without limitation: annual financial statements, periodic regulatory filings and material agreements, debt instruments, commitments and contingencies, potential gains/losses, prior business plans and corporate books and records.
     2. As a condition to us being furnished information, we agree to treat any Confidential Information (as defined herein) furnished by you or on behalf of the Company in accordance with the provisions of this Agreement.
     “Confidential Information” means all customer information, other data, reports, interpretations, forecasts, agreements, files, computer tapes and records, written or oral, containing or reflecting information concerning the Company, its affiliates and subsidiaries that is not available to the general public and that the Company will provide us, including without limitation any and all information obtained by meeting with representatives or personnel of the Company or its subsidiaries, together with analyses, compilations, studies or other documents, whether prepared by you or others, that contain or otherwise reflect such information. “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was within our possession prior to its being furnished to us by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information, (iii) becomes available to us on a non-confidential basis from a source other than the Company or our Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, or (iv) was independently developed by us without reference to the Confidential Information, provided such independent development can reasonably be proven by us by written records.
     In consideration of the Company providing us with Confidential Information, we agree that: (i)

McAuliffe Financial, LLC 19457 Olson Ave.,	Lake Oswego, OR 97034,	971-244-2555

Mr. Robert J. Larison
February 8, 2007

the Confidential Information will be held and treated by us, our respective directors, our officers, employees, advisors, agents or representatives (collectively, our “Representatives”) in confidence and, except as hereinafter provided, will not be disclosed by us or our respective Representatives in any manner whatsoever and will not be used by us or our respective Representatives other than in connection with our consideration of a Transaction or in any way directly or indirectly detrimental to the Company or its subsidiaries; and (ii) except as required by law, our respective Representatives will not disclose to any person, unless in the opinion of counsel such disclosure is required, the fact that the Confidential Information has been made available, that this Agreement exists, that discussions or negotiations are taking place or have taken place concerning a possible Transaction involving ourselves and the Company or any of the terms, conditions or other facts with respect to any such possible Transaction.
     This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the principles of conflict of laws thereof.
     No provision of this Agreement may be waived, amended or modified, in whole or in part, nor any consent given, except by way of a writing signed by a duly authorized representative of the Company, which specifically refers to this Agreement and the provision so amended or modified or for which such waiver or consent is given.
     3. The Company hereby represents and warrants to McAuliffe Financial that any information provided to McAuliffe Financial does not and will not, to the best of the Company’s knowledge, at all relevant times, contain any untrue statement of a material fact or fail to state a material fact necessary to make the statements therein not false or misleading.
     4. (a) The Company agrees that it will indemnify and hold harmless McAuliffe Financial and any affiliates of McAuliffe Financial who act for or on behalf of McAuliffe Financial in connection with the services called for under this agreement, from and against any and all losses, claims, damages and liabilities (including, but not limited to, all losses and expenses in connection with claims under the federal securities laws) caused by or arising out of any untrue statement of a material fact contained in the information supplied by the Company to McAuliffe Financial or by an omission to state a material fact in the information so provided that is required to be stated therein or necessary to make the statements not misleading.
          (b) The Company will not be responsible for any such losses, claims, damages and liabilities if McAuliffe Financial is determined to be negligent or otherwise at fault.
          (c) McAuliffe Financial will not be responsible for any such losses, claims, damages and liabilities to the extent that it reasonably relied upon information furnished by the Company whether or not the Company is determined to be negligent or otherwise at fault.
          (d) Should McAuliffe Financial incur legal expenses in defending any legal action challenging the business plan where McAuliffe Financial is not negligent or otherwise at fault or is found by a court of law to be not negligent or otherwise at fault, the Company will indemnify McAuliffe Financial for all such expenses.
     The Company and McAuliffe Financial are not affiliated, and neither the Company nor McAuliffe Financial has an economic interest in, or is held in common with, the other and has not

McAuliffe Financial, LLC 19457 Olson Ave.,	Lake Oswego, OR 97034,	971-244-2555

Mr. Robert J. Larison
February 8, 2007

derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other.
     Please acknowledge your agreement to the foregoing by signing as indicated below and returning to McAuliffe Financial a signed copy of this letter.
Sincerely,
McAuliffe Financial, LLC
J. Kevin McAuliffe
President
Agreed To and Accepted By:
Atlantic Coast Federal Corp.
Signed   /s/ Robert J. Larison      Date  3-13-07
Robert J. Larison
President and Chief Executive Officer

McAuliffe Financial, LLC 19457 Olson Ave.,	Lake Oswego, OR 97034,	971-244-2555